1ST DETECT’S TRACER 1000™ ACHIEVES MILESTONE IN TSA AIR CARGO SCREENING QUALIFICATION TEST

Austin, Texas – September 9, 2020

Astrotech Corporation’s (NASDAQ: ASTC) 1st Detect subsidiary announced today that the TRACER 1000™ passed the U.S. Transportation Security Administration’s (TSA) Air Cargo Screening Technology Qualification Test’s (ACSQT) non-detection testing. In addition to non-detection testing, once the TRACER 1000 passes detection testing, it will be listed on the Air Cargo Screening Technology List (ACSTL) as an “approved” device and thereby approved for cargo sales in the United States.

“Passing the non-detection test is an important milestone towards being listed on the ACSTL as an approved explosives trace detector (ETD) device,” stated Raj Mellacheruvu, Chief Executive Officer of 1st Detect. “We continue to sell the TRACER 1000 to the international cargo screening markets following the receipt of the European Civil Aviation Conference (ECAC) certification in 2019, and we are excited to get one step closer to being able to sell our product in the U.S. The TRACER 1000 represents the next generation ETD, and unlike its competition, has near-zero false alarms that provide substantial savings in secondary screening and an unlimited threat library that provides insurance against technology obsolescence.”

About Astrotech Corporation

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530